As filed with the Securities and Exchange Commission on October  13, 2009
Reg. No. 333-_______

SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM S-8
REGISTRATION STATEMENT
UNDER
THE SECURITIES ACT OF 1933
ADVANCED CELL TECHNOLOGY, INC.

(Exact name of registrant as specified in its charter)

Delaware	87- 0656515
(State or other jurisdiction of incorporation or organization)	(I.R.S. Employer identification No.)

Advanced Cell Technology, Inc. 2005 Stock Incentive Plan

(full title of plans)

William M. Caldwell, IV
Chief Executive Officer
381 Plantation Street
Worcester, Massachusetts
Name and address of agent for service)

(510) 748-4900
 (Telephone number, including area code, of agent for service)

Copies to:

Thomas Rose,  Esq.
David B. Manno, Esq.
Sichenzia Ross Friedman Ference LLP
61 Broadway, 32nd Fl.
New York, NY 10006
(212) 930-9700
(212) 930-9725 (fax)

CALCULATION OF REGISTRATION FEE

Title of each class of securities to be registered	Amount to be Registered (1)		Proposed Maximum Offering Price Per Security		Proposed Maximum Aggregate Offering Price		Amount of Registration Fee

Common Stock, $0.01 par value	145,837,250	(2)	$0.123	(3)		$17,937,981.75	$1,000.94
Total					$		$1,000.94

(1)
Pursuant to Rule 416 promulgated under the Securities Act of 1933, as amended, there are also registered hereunder such indeterminate number of additional shares as may be issued to the selling stockholders to prevent dilution resulting from stock splits, stock dividends or similar transactions.

(2)	Represents shares of common stock issuable pursuant to the Advanced Cell Technology, Inc. 2005 Stock Incentive Plan.
(3)	Computed pursuant to Rule 457(c) on the basis of the average of the high and low prices of the common stock as reported on the Over-the-Counter Bulletin Board on October 7, 2009.

EXPLANATORY NOTE

This Registration statement is being filed in accordance with the requirements of Form S-8 in order to register 145,837,250 shares of Common Stock issuable under the Advanced Cell Technology, Inc. 2005 Stock Incentive Plan.

Part I

Item 1.      Plan Information.

The documents containing the information specified in Item 1 will be sent or given to participants in the Advanced Cell Technology, Inc. 2005 Stock Incentive Plan (the “Plan”) Plan as specified by Rule 428(b)(1) of the Securities Act of 1933, as amended (the "Securities Act"). Such documents are not required to be and are not filed with the Securities and Exchange Commission (the "SEC") either as part of this Registration Statement or as prospectuses or prospectus supplements pursuant to Rule 424. These documents and the documents incorporated by reference in this Registration Statement pursuant to Item 3 of Part II of this Form S-8, taken together, constitute a prospectus that meets the requirements of Section 10(a) of the Securities Act.

Item 2.      Registrant Information and Employee Plan Annual Information.

We will provide to each Recipient a written statement advising it of the availability of documents incorporated by reference in Item 3 of Part II of this Registration Statement and of documents required to be delivered pursuant to Rule 428(b) under the Securities Act without charge and upon written or oral notice by contacting:

William M. Caldwell, IV
Chief Executive Officer
381 Plantation Street
Worcester, Massachusetts 01605
 (510) 748-4900

Part II

INFORMATION NOT REQUIRED IN PROSPECTUS

Item 3.    Incorporation of Documents by Reference.

The Registrant hereby incorporates by reference into this Registration Statement the documents listed below. In addition, all documents subsequently filed pursuant to Sections 13(a), 13(c), 14 and 15(d) of the Securities Exchange Act of 1934 (the "Exchange Act"), prior to the filing of a post-effective amendment which indicates that all securities offered have been sold or which deregisters all securities then remaining unsold, shall be deemed to be incorporated by reference into this Registration Statement and to be a part hereof from the date of filing of such documents:

The following documents filed with the SEC are incorporated herein by reference:

Reference is made to the Registrant’s Form 10K, filed with the SEC on July 7, 2009, as amended by the Registrant’s Form 10K/A, filed with the SEC on August 5, 2009, for the year ended December 31, 2008, which is hereby incorporated by reference.

Reference is made to the Registrant’s Current Reports filed on Form 8-K with the SEC on August 4, 2009 and September 18, 2009; each of which is hereby incorporated by reference.

Reference is made to the Registrant’s quarterly report on Form 10-Q for the quarter ended March 31, 2009 as filed with the SEC on July 20, 2009;

Reference is made to the Registrant’s quarterly report on Form 10-Q for the quarter ended June 30, 2009 as filed with the SEC on August 14, 2009, which is incorporated hereby by reference.

Reference is made to the description of the Registrant's common stock as contained in its Registration Statement on Form 8A, filed with the SEC on May 28, 2003 (SEC File No. 000-50295), which is hereby incorporated by reference.

Item 4.      Description of Securities.

Not applicable.

Item 5.      Interests of Named Experts and Counsel.

The validity of the shares of common stock offered hereby will be passed upon for the Registrant by Sichenzia Ross Friedman Ference LLP, 61 Broadway, 32nd fl., New York, NY 10006. Sichenzia Ross Friedman Ference LLP or certain members or employees of Sichenzia Ross Friedman Ference LLP will receive shares of the Company’s restricted common stock. .

Item 6.      Indemnification of Directors and Officers.

As permitted by Section 145 of the Delaware General Corporation Law, the Registrant’s Certificate of Incorporation (the “Certificate”) includes a provision that eliminates the personal liability of its directors for monetary damages for breach of fiduciary duty as a director.  As permitted by Section 145 of the Delaware General Corporation Law, the Registrant maintains a directors and officers liability insurance policy.

 Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers or persons controlling us pursuant to the foregoing provisions, or otherwise, we have been advised that in the opinion of the Securities and Exchange Commission, such indemnification is against public policy as expressed in the Securities Act of 1933 and is, therefore, unenforceable.

Item 7.      Exemption from Registration Claimed.

Not applicable.

Item 8.      Exhibits.

EXHIBIT NUMBER	EXHIBIT

5.1	Opinion of Sichenzia Ross Friedman Ference LLP.

23.1	Consent of Sichenzia Ross Friedman Ference LLP is contained in Exhibit 5.1

23.2	Consent of SingerLewak LLP.

99.1	Advanced Cell Technology, Inc. 2005 Stock Incentive Plan (Incorporated by reference to the Registrant’s Definitive Proxy Statement filed with the Securities and Exchange Commission on August 11, 2009)

Item 9.      Undertakings.

The Company hereby undertakes:

(a)	(1)	To file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement:

(i)	To include any prospectus required by Section 10(a)(3) of the Securities Act.

(ii)
To reflect in the prospectus any facts or events arising after the effective date of the Registration Statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the Registration Statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered  would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Securities and Exchange Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than 20 percent change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective Registration Statement.

(iii)
To include any material information with respect to the plan of distribution not previously disclosed in the Registration Statement or any material change to such information in the Registration Statement; provided, however, that (A) paragraphs (a)(1)(i) and (a)(1)(ii) of this section do not apply if the Registration Statement is on Form S–8 (§239.16b of Regulation S-K), and the information required to be included in a post-effective amendment by those paragraphs is contained in reports filed with or furnished to the Securities and Exchange Commission by the Company pursuant to section 13 or section 15(d) of the Exchange Act (15 U.S.C. 78m or 78o(d)) that are incorporated by reference in the Registration Statement; and (B) paragraphs (a)(1)(i), (a)(1)(ii) and (a)(1)(iii) do not apply if the Registration Statement is on Form S-3 or Form F-3, and the information required to be included in a post-effective amendment by those paragraphs is contained in reports filed with or furnished to the Securities and Exchange Commission by the Company pursuant to Section 13 or Section 15(d) of the Exchange Act that are incorporated by reference in the Registration Statement, or is contained in a form of prospectus filed pursuant to Rule 424(b) that is part of the Registration Statement; provided further, however, that paragraphs (a)(1)(i) and (a)(1)(ii) do not apply if the Registration Statement is for an offering of asset-backed securities on Form S-1 or Form S-3, and the information required to be included in a post-effective amendment is provided pursuant to Item 1100(c) of Regulation AB.

(2)
That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3)	To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(4)
That, for the purpose of determining liability under the Securities Act of 1933 to any purchaser:

(A) Each prospectus filed by a Registrant pursuant to Rule 424(b)(3) shall be deemed to be part of the registration statement as of the date the filed prospectus was deemed part of and included in the registration statement; and

(B) Each prospectus required to be filed pursuant to Rule 424(b)(2), (b)(5) or (b)(7) as part of a registration statement in reliance on Rule 430B relating to an offering made pursuant to Rule 415(a)(1)(i),  (vii) or (x) for the purpose of providing the information required by Section 10(a) of the Securities Act of 1933 shall be deemed to be part of and included in the registration statement as of the earlier of the date such form of prospectus is first used after effectiveness or the date of the first contract of sale of securities in the offering described in the prospectus. As provided in Rule 430B, for liability purposes of the issuer and any person that is at that date an underwriter, such date shall be deemed to be a new effective date of the registration statement relating to the securities in the registration statement to which the prospectus relates, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof. Provided, however, that no statement made in a registration statement or prospectus that is part of the registration statement or made in a document incorporated or deemed incorporated by reference into the registration statement or prospectus that is part of the registration statement will, as to a purchaser with a time of contract of sale prior to such effective date, supersede or modify any statement that was made in the registration statement or prospectus that was part of the registration statement or made in any such document immediately prior to such effective date.

(b)
The Company hereby undertakes that, for purposes of determining any liability under the Securities Act, each filing of the Company’s annual report pursuant to Section 13(a) or Section 15(d) of the Exchange Act that is incorporated by reference in this Registration Statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(c)
Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the Company pursuant to the foregoing provisions, or otherwise, the Company has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act, and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Company of expenses incurred or paid by a director, officer or controlling person of the Company in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Company will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

SIGNATURES

 Pursuant to the requirements of the Securities Act of 1933, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Worcester, State of Massachusetts, on October  13, 2009:

ADVANCED CELL TECHNOLOGY, INC.

By:	/s/ William M. Caldwell, IV
William M. Caldwell, IV
Chief Executive Officer

Each person whose signature appears below constitutes and appoints William M. Caldwell, IV  his true and lawful attorney-in-fact and agent with full powers of substitution and resubstitution, for him and in his name, place and stead, in any and all capacities, to sign any and all amendments (including post-effective amendments) to this Registration Statement, any Amendments thereto and any Registration Statement of the same offering which is effective upon filing pursuant to Rule 462(b) under the Securities Act, and to file the same, with all exhibits thereto, and other documents in connection therewith, with the Commission, granting unto said attorney-in-fact and agent, each acting alone, full powers and authority to do and perform each and every act and thing requisite and necessary to be done in and about the premises, as fully to all intents and purposes as he might or could do in person, hereby ratifying and confirming all said attorney-in-fact and agent, acting alone, or his substitute or substitutes, may lawfully do or cause to be done by virtue hereof.

Pursuant to the requirements of the Securities Act of 1933, as amended, this registration statement has been signed below by the following persons in the capacities and on the dates indicated below.

/s/ William M. Caldwell, IV	Chief Executive Officer (Principal Executive Officer, Principal Financial Officer, and	October 13, 2009
William M. Caldwell, IV	Principal Accounting Officer)

/s/ Erkki Ruoslahti
Erkki Ruoslahti, M.D, PhD	Director	October 13, 2009

/s/ Gary Rabin
Gary Rabin	Director	October 13, 2009

/s/ Alan C. Shapiro
Alan C. Shapiro	Director	October 13, 2009

EXHIBIT INDEX

EXHIBIT NUMBER	EXHIBIT

5.1	Opinion of Sichenzia Ross Friedman Ference LLP.

23.1	Consent of Sichenzia Ross Friedman Ference LLP is contained in Exhibit 5.1

23.2	Consent of SingerLewak LLP.

99.1	Advanced Cell Technology, Inc. 2005 Stock Incentive Plan (Incorporated by reference to the Registrant’s Definitive Proxy Statement filed with the Securities and Exchange Commission on August 11, 2009)